Exhibit 99.2

SANUWAVE HEALTH, INC.

CONFERENCE CALL TO DISCUSS Q2-2014 FINANCIAL RESULTS

AND PROVIDE A BUSINESS UPDATE

Thursday, August 7, 2014

11:00 a.m. Eastern Time

Operator

Welcome to the SANUWAVE Health Inc.’s Q2-2014 financial results and business update conference call. At this time, all participants are in listen only mode. Following management’s prepared remarks we’ll hold a Q&A session. To ask a question please press star followed by one on your touchtone phone.

If anyone has difficulty hearing the conference please press star zero for operator assistance. As a reminder, this conference is being recorded. I would now like to turn the conference over to Barry Jenkins, SANUWAVE’s Chief Financial Officer, please go ahead.

Barry Jenkins

Good morning. We appreciate your interest in SANUWAVE and in today’s call.

Yesterday afternoon, SANUWAVE announced our Q2-2014 financial results and filed our Form 10-Q with the SEC. If you have not received the news release or would like to be added to the Company’s distribution list, please call SANUWAVE at (678) 578-0103 or go to the Investor Relations section of our website at www.sanuwave.com

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE.

We encourage you to review the Company’s filings with the Securities and Exchange Commission including, without limitation, our Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, August 7, 2014. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to our Chairman of the board, Kevin Richardson.

Kevin Richardson

Thanks Barry. Good morning everyone and thank you for joining us.

I have spent a good amount of the second quarter and recent weeks meeting with investors and speaking at investor conferences about SANUWAVE. Our primary focus remains obtaining FDA approval for treating diabetic foot ulcers, which is a $3 billion market opportunity in the United States for the dermaPACE. As we have previously announced, we reached a major milestone of achieving the minimum enrollment of 90 patients in the dermaPACE clinical trial in April and look forward to updating shareholders of the feedback from the Data Monitoring Committee in September. Dan Jorgensen, our Chief Medical Officer, will discuss the clinical trial in more depth later in our presentation.

In addition, our technology platform includes 38 issued and pending patents, and finding additional strategic partners to help us monetize and advance new uses for our technology covered by SANWUAVE's patents into other verticals and applications, such as stem cells, is very important for us to achieve our ultimate goal, which is to maximize shareholder value. In July, we signed a strategic agreement with Premier Shockwave, Inc. to manage our OssaTron® devices which we have had in storage. The OssaTron is our orthopedic legacy device, which evolved from extracorporeal shock wave lithotripsy (ESWL) technology that uses shock waves to break a kidney stone into small pieces. The OssaTron has been proven safe and effective in stimulating the healing of chronic conditions of the foot (plantar fasciitis) and the elbow (lateral epicondylitis) and is approved by the FDA to treat these conditions. We believe this agreement with Premier Shockwave will generate revenue to SANUWAVE in 2014 and beyond

Now I will turn it over to Barry who will provide a review of the second quarter 2014 financial results.

Barry Jenkins

Thank you, Kevin.

Revenue for the quarter ended June 30, 2014, was $238,000, an increase of $77,000, or 48%, from the prior year. Revenue for the six months ended June 30, 2014, was $383,000, an increase of $21,000, or 6%, from the prior year. Our revenue results primarily from sales in Europe, Asia and Asia/Pacific of our orthoPACE and dermaPACE devices and related applicators. The increase in revenue for 2014 is due to higher sales of orthoPACE devices in Asia/Pacific, as compared to the prior year, as well as higher sales of refurbished applicators in Europe.

Research and development expenses increased by $389,000, or 62%, to $1.0 million for the quarter ended June 30, 2014 compared with $625,000 for 2013. These expenses increased by $809,000, or 84%, to $1.8 million for the six months ended June 30, 2014 compared with $969,000 for 2013. The increase was due to the costs for the dermaPACE clinical study which started patient enrollment in late June 2013.

General and administrative expenses for the quarter ended June 30, 2014, were $694,000, compared with $1,157,000 in 2013, a decrease of $463,000, or 40%. These expenses for the six months ended June 30, 2014 and 2013 were $2.0 million. The decrease for the second quarter of 2014 was primarily due to reduced stock-based compensation expense from the forfeiture of non-vested stock options by a terminated employee.

Net loss for the quarter ended June 30, 2014 was $1.7 million, or ($0.03) per share, compared with a net loss of $818,000, or ($0.04) per share in 2013. Net loss for the six months ended June 30, 2014 was $4.3 million, or ($0.10) per share, compared with a net loss of $6.2 million, or ($0.29) per share in 2013. The change in the net loss for the two periods was primarily a result of the one-time non-cash gain/loss in other income in 2013 for the embedded conversion feature and related accrued interest expense of the senior secured notes which were converted to equity in the third quarter of 2013.

Looking at cash flows, as of June 30, 2014, we had cash of $6.2 million, compared with $182,000 at December 31, 2013, an increase of $6.0 million in the first half of 2014. Net cash used by operating activities was $4.1 million, compared with $2.0 million for 2013. The increase for 2014 was primarily due to the increase of $809,000 in research and development expenses primarily associated with the dermaPACE clinical trial and the reduction of accounts payable and accrued expenses in 2014 of $1.1 million. Net cash provided by financing activities for the first half of 2014 was $10.1 million which consisted of the net proceeds from the 2014 Private Placement of $8.6 million, the proceeds from the 18% Convertible Promissory notes of $815,000 which were converted to equity in March 2014 and the proceeds from sale of capital stock per the Subscription Agreement with a related party of $900,000. In 2013 net cash provided by financing activities was $1.6 million which consisted of the net proceeds from the Senior Secured Notes which were converted to equity in July 2013.

We continue to project that our cash burn-rate from operations will be approximately $550,000 to $650,000 per month in 2014 during the enrollment period and the follow-up phase of the dermaPACE clinical trial and then approximately $450,000 to $550,000 per month thereafter.

Now, let me turn the call back to Kevin Richardson for a business review.

Kevin Richardson

Thank you, Barry. I will have each of the senior members of the management team discuss their respective areas so now we’ll have Dan Jorgensen, MD, our Chief Medical Officer, walk you through the status of the dermaPACE clinical trial.

Dan Jorgensen

Thank you, Kevin.

On April 30th, we announced the randomization of the 90th patient in our Phase III supplemental clinical trial using dermaPACE® for the treatment of diabetic foot ulcers. This patient has now completed the 12 week assessment visit, as planned. This is an important milestone, as the initial efficacy analysis is based on the first 90 patients completing their 12 week assessment visits.

During the last earnings call, we said that the results of the initial efficacy analysis will be reported by our data monitoring committee (DMC) in the third quarter. The teams at SANUWAVE and CPC, our CRO, are working diligently to make sure the data for this analysis is clean, complete and has been thoroughly reviewed. Everything is right on schedule. We will be reporting to shareholders the outcome of the DMC meeting in September.

As a reminder, the goal of the trial is to demonstrate that the healing rate of dermaPACE is statistically superior to that of sham at 12 weeks post initial device application.  After reviewing the data from the initial analysis, the DMC may recommend that we a) stop the study for “futility”; b) increase enrollment to 130 and repeat the efficacy analyses, or c) “pause enrollment”. The recommendation of “pause enrollment” is a signal that the primary endpoint has been achieved, at least on the first 90 patients, and that a “confirmatory analysis” will be conducted on the full dataset, which includes data on the additional patients who have enrolled through the month of August. This confirmatory analysis, if required, would occur in 4Q 2014.

Please note that we are using a Bayesian analysis for the primary endpoint. This gives us credit for positive data collected in the previous dermaPACE study, and therefore, the ability to conduct the initial analysis with only 90 subjects. This plan was agreed upon by the FDA and is consistent with the FDA’s “Guidance for the Use of Bayesian Statistics in Medical Device Clinical Trials”

In summary, we are pleased by the enrollment of high quality patients into the trial, beyond a minimum of 90 needed for the initial efficacy analysis. We are also pleased that the data-cleaning activities have been completed on time and within budget. As a result, the DMC meeting is right on schedule. We will share the recommendations of the DMC in September. We believe dermaPACE will address a significant medical need among diabetic patients.

Kevin.

Kevin Richardson

Thank you, Dan. We are excited to have reached the 90 patient minimum enrollment and 12 week efficacy evaluation period is complete. We look forward to the feedback from the Data Monitoring Committee on those patients in September and updating shareholders at that time.

Pete Stegagno, our VP of Operations and Regulatory Affairs, will summarize the progress we’ve made internationally. With Iulian on vacation this week, I will also have Pete provide an update to you on a recently issued patent we received for potential non-medical uses of our technology and also to review some very interesting pre-clinical work that is being performed. Let me turn it over to Pete.

Pete Stegagno

While everyone’s primary focus within SANUWAVE is on the dermaPACE DFU trial, we continue to work with our existing distributor base in Europe and the Far East.  Additionally, we continue to pursue possible opportunities in the Arab Gulf Coast states.

SANUWAVE just last month signed a strategic agreement with Premier Shockwave, Inc. to manage the Company’s OssaTron® devices. The three year agreement with Premier Shockwave will provide SANUWAVE with an opportunity to monetize these assets. Premier Shockwave is the nation’s largest mobile OssaTron service provider – servicing over 300 hospitals and surgery centers in 29 states.  Premier Shockwave has been able to leverage the remaining healthcare payors for the use of shockwave therapy for the indications of plantar fasciitis (heel pain) and lateral epicondylitis (elbow pain).  In addition, Premier Shockwave has fostered good working relationships with key physicians within the US Veteran’s Administration in providing shockwave therapy.  By supplying Premier Shockwave with as many as 30 OssaTron devices, they will be able to expand their capabilities in providing services for the treatment of plantar fasciitis (heel pain) and lateral epicondylitis (elbow pain) and in doing so expand SANUWAVE’s opportunity for increased revenue.

In regard to the Arab Gulf Coast states, Wirthlin, a Dentons Innovation Group Partnership, continues to have discussions with potential partners for SANUWAVE in this geographical region.  SANUWAVE is continuing our analysis of various opportunities.

Our existing distributors have been working to foster close working relations with key opinion leaders in their respective regions.  This strategy is a key method in furthering the necessary foundation of support which can then be leveraged for targeted marketing of SANUWAVE’s products.

We will continue to provide updates these efforts continue to progress.

Regarding Iulian’s Research and Development activities, on May 20th of this year we received the US patent number 8,728,809 for the use of pressure waves for stem cells stimulation, proliferation, differentiation and post-implantation viability. This patent opens a completely new field for the application for our proprietary technology to enhance stem cells action during tissue reconstruction. The patent’s claims relate to the use of shock waves for stimulation of proliferation of donor stem cells. We are working on next steps to explore partners to help us develop this patented technology.

We mentioned previously that we were working in the dental field with Baylor College of Dentistry, which is part of the Texas A&M Health Science Center. The initial pre-clinical study to explore the healing of OsteoNecrosis of the Jaw (BRONJ) is now underway. We think that our shock wave technology may benefit this condition due to its osteogenic potential, angiogenic capacity and anti-bacterial activity.

In September, we will start our collaboration with University of Georgia on blood sterilization. The study is designed to use animal blood to determine the optimal parameters for shock waves that could produce blood sterilization via elimination of possible pathogens present in donated blood. This represents the first step in using shock waves for a large unmet medical need for addressing the worldwide shortage of safe human blood available for hospitals. Blood sterilization produced by shock waves is covered by a patent issued to us in January 2013.

Finally, on the non-medical front, we will start lab testing of the water cleaning small scale model in the fourth quarter.

Kevin.

Kevin Richardson

Thank you, Pete.

This has been exciting year for SANUWAVE so far with getting the funding in place and patient enrollment necessary for our very important dermaPACE clinical trial – two very important achievements for us.

I will stop here and we are happy to answer any questions that you may have.

I will now open up the call for your questions. Operator….

Operator

Q&A.

I will now turn the call back to Mr. Kevin Richardson for closing remarks.

Kevin Richardson

To close – We are fortunate to have a very loyal and supporting shareholder base and recently added our largest institutional shareholder in RA Capital.  We cannot thank the long term shareholders enough for their investments, patience and support to help the Company achieve what it has and they have helped put the Company in a position to achieve even better things going forward.  The ultimate goal of a public or private company should be to maximize shareholder value. We plan to continue to meet and speak with institutions, retail brokers and research analysts to increase the awareness in the investment community of SANUWAVE. We are committed to doing the things necessary to build a world class medical device company with disruptive and in some cases revolutionary technologies.